PROTECTIVE INSURANCE CORPORATION LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

This Award Agreement (this “Award Agreement”), including any Exhibit attached hereto (the “Exhibit”), is made and entered into as of ]Insert date], by and between Protective Insurance Corporation, an Indiana corporation (the “Company”), and  [Insert employee name] (the “Employee” or “you”).

1.
General.  Unless otherwise defined herein, the terms defined in the Protective Insurance Corporation Long-Term Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement.  The Plan and the Employee’s Agreement(s) (as defined below), which are incorporated by reference, and this Award Agreement, constitute the entire understanding and agreement between Employee and the Company regarding the target number of Performance Units and restricted shares in your account.

a.	“Employee’s Agreement” shall mean the [Insert name and date of any employment or Non-Compete/Severance agreement with Employee]

b.	“Performance Units” means the right of a Participant to receive cash or Shares, upon achievement of the Performance Goals, in accordance with the Plan.

c.	“Share” shall mean one share of the Company’s Class B Common Stock.

d.	“Vesting Period” shall mean the period from the date of Stock Grant to the date the Stock Gant vests.

2.
Grant of Shares and Performance Units.  Subject to the terms and conditions of the Plan, the Employee’s Agreement(s), and this Award Agreement, the Company grants to Employee restricted Shares and/or Performance Units as detailed in the Exhibit(s).

3.
Vesting of Shares and Performance Units.  Subject to the terms and conditions of the Plan, the Employee’s Agreement(s), and this Award Agreement, the Shares, Performance Units and any related accrued Dividend Equivalents shall vest as specified in the applicable Exhibit, provided that you remain continuously employed by the Company or a Subsidiary on the Vesting Date(s).

4.
Form and Timing of Payment.  Subject to the terms and conditions of the Plan, the Employee’s Agreement(s) and this Award Agreement, each vested Performance Unit, plus any related Dividend Equivalents, regardless of form, will be paid as soon as practical after its Vesting Date, but in no event later than seventy-four (74) days following its Vesting Date; provided, however, that you will not be permitted, directly or indirectly, to designate the taxable year of the distribution.

5.
Dividends or Dividend Equivalents.  As specified in the applicable Exhibit, Share and Performance Unit awards may entitle you to earn Dividends or Dividend Equivalents.  “Dividends” are the cash dividends on issued but unvested Shares.  Any Dividends or Dividend Equivalent will be in the form of cash, will be subject to the same terms and vesting date as the corresponding Shares or Performance Units (including the attainment of the vesting terms specified in the applicable Exhibit), and will be paid at the same time as payment is made on the corresponding Performance Units.  Any Dividend or Dividend Equivalent payment will be included in the Employee’s regular payroll as gross wages, when paid to you.  IRS regulations require that Dividends paid by the Company on restricted shares prior to vesting be taxed as ordinary income.  Dividend Equivalents will vest at the same time as their corresponding Performance Units and convert into the right to receive payment only to the extent the underlying Performance Units vest and become payable.

6.	Effect of Termination of Employment.

6.1
Termination of Employment for Cause; Resignation for any Reason.  If your employment with the Company or a Subsidiary is terminated for Cause or you resign your employment with the Company or a Subsidiary for any reason, any unvested Shares (and any related Dividends), all outstanding Performance Units (and any related Dividend Equivilents), and any vested Performance Units (and any related Dividend Equivalents) that have not yet been settled, will immediately be cancelled and forfeited without payment.

6.2
Termination of Employment without Cause or Due to Disability or death.  If your employment with the Company or a Subsidiary is terminated without Cause or on account of death or Disability, (i) any awarded but unvested Shares will vest in accordance with the applicable Exhibit and payment (if any) will be made in accordance with Article 5 or as otherwise provided in the applicable Exhibit and (ii) any outstanding Performance Units (and related Dividend Equivalents)  shall be immediately cancelled and forfeited without payment.

6.3
Termination of Employment following a Change of Control. Notwithstanding any provisions of the Employee’s Agreement to the contrary, Termination of Employment following a Change in Control shall be goverened by this Award Agreement.  Unless specifically prohibited by the Plan or unless the Committee provides otherwise prior to a Change of Control, upon the occurrence of a Change of Control (as defined in the Plan) and a termination of your employment with the Company or a Subsidiary without Cause on or before the second anniversary of the occurrence of a Change of Control, (i) any unvested Shares shall vest and be payable in accordance with Article 5 of the Plan.

Unless specifically prohibited by the Plan or unless the Committee provides otherwise prior to a Change of Control, upon the occurrence of a Change of Control and a termination of your employment with the Company or a Subsidiary due to your resignation for Good Reason on or before the second anniversary of the occurrence of a Change of Control, (i) any unvested Shares shall vest and be payable in accordance with Article 5 of the Plan.

(a)	“Good Reason” shall mean, for purposes of this Agreement, the occurrence of any of the following events without the Employee's prior written consent:

i.
any material diminution in the Employee's responsibilities or authorities or any material change in the Employee’s reporting structure; provided, however, that Employee will not have Good Reason solely as a result of (A) any change in the Employee’s responsibilities, authorities or reporting structure that occurs primarily as a result of the Company ceasing to be publicly-traded or (B) not serving on the Board or the board of directors or similar governing body of the Company’s ultimate parent organization following the Company ceasing to be publicly-traded; or

ii.
any relocation of the Employee's principal office, or principal place of employment, to a location that is more than 40 miles from its location in Carmel, Indiana; provided, however, that no event or condition described in sub clauses (i) or (ii) above shall constitute Good Reason unless (A) the Employee gives the Company written notice of his objection to such event or condition within 90 days following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, by the Company within 30 days following the Company’s receipt of such notice (or if such event or condition is not susceptible to correction within such 30-day period, the Company has taken all reasonable steps within such 30-day period to correct such event or condition) and (C) the Employee resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (B).

iii.
[For Jeremy Edgecliffe-Johnson only: Individuals who are Continuing Independent Directors cease for any reason to constitute a majority of the independent members of the Board (other than in connection with the Company ceasing to be publicly-traded so long as the transaction or series of transactions resulting in the Company ceasing to be publicly-traded was approved by a majority of the Continuing Independent Directors).

“Continuing Independent Director” means an individual (i) who is as of the Effective Date, an independent director of the Company, or (ii) who becomes an independent director of the Company after the Effective Date and whose initial election, or nomination for election by the Company’s shareholders, was vetted and recommended by the Nominating & Governance Committee and approved by at least a majority of the then Continuing Independent Directors, but excluding, for the purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.]
iv.

6.4
Specified Employees.  Notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, at the time of your separation from service, any payment hereunder that provides for a “deferral of compensation” within the meaning of Section 409A shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your separation from service; provided, however, that a payment delayed pursuant to this Section 6.4 shall commence earlier in the event of your death prior to the end of the six-month period.

7.	Tax Withholding.

7.1
You acknowledge and agree that Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares to you until satisfactory arrangements (as determined by the Company) have been made for the payment of income, employment, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you, including in connection with the vesting and settlement of the Performance Units, the subsequent sale of Shares acquired upon settlement of the Performance Units [and the receipt of any Dividend Equivalents] (“Tax-Related Items”) that the Company determines must be withheld.

7.2
The Company has the right (but not the obligation) to satisfy any Tax-Related Items by (i) withholding from proceeds of the sale of Shares acquired upon the settlement of the Performance Units through a sale arranged by the Company (on your behalf pursuant to this authorization without further consent), (ii) requiring you to pay cash, (iii) withholding from any wages or other cash compensation payable to you by the Company or your employer (the “Employer”), and/or (iv) reducing the number of Shares otherwise deliverable to you.  The Company will have discretion to determine the method of satisfying Tax-Related Items consistent with its current policy.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the aforementioned withholding methods.  Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash with no entitlement to the Share equivalent or if not refunded, you may seek a refund from the local tax authorities.   If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

7.3
Regardless of any action of the Company, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and the Employer (x) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units; and (y) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

8.	Acknowledgements and Award Agreements. You agree, accept and acknowledge the following:
(a) THIS AWARD AGREEMENT DOES NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR ANY PERIOD, AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.
(b) All decisions or interpretations of the Committee or the Company regarding the Plan, this Award Agreement, and the Performance Units that are consistent with the terms of this Award Agreement shall be binding, conclusive and final on you and all other interested persons.
(c) The Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(d) The grant of Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past.  All decisions regarding future Awards, if any, will be at the discretion of the Company.
(e) No claim or entitlement to other compensation or damages shall arise from forfeiture of the Performance Units resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your Employee’s Agreement(s)).
9. No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.

10. Section 409A Compliance.  The Performance Units are intended to comply with Section 409A or an exemption thereunder, and, accordingly, to the maximum extent permitted, the Performance Units and this Award Agreement shall be interpreted and administered in compliance therewith.  Notwithstanding any other provision of this Award Agreement, payments provided pursuant to this Award Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments pursuant to this Award Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  To the extent that any provision of this Award Agreement would cause a conflict with the requirements of Section 409A or would cause the administration of the Performance Units to fail to satisfy Section 409A or an applicable exemption, such provision shall be deemed null and void to the extent permitted by applicable law.  Nothing herein shall be construed as a guarantee of any particular tax treatment.  The Company makes no representation that this Award Agreement or the Performance Units comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.
11. Rights as Shareholder.  Neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued hereunder and recorded on the records of the Company or its transfer agents or registrars.

12.	Notices. Any notice to be given under this Award Agreement to the Company will be addressed to: Protective Insurance Corporation, 111 Congressional Blvd, Suite 500; Carmel, IN 46032, Attention:
Secretary of the Company.  Any notice to be given under this Award Agreement to you will be provided to the physical or electronic mail address maintained in the Company’s records; or in either case, at such other address as the Company or you, as the case may be, may hereafter designate in writing.
13. Governing Law; Venue.  To the extent not preempted by federal law, the Performance Units and this Award Agreement will be governed by and construed in accordance with the laws of the State of Indiana, without regard to its conflicts of law provisions.  The parties agree that any legal action, suit or proceeding arising from or related to this Award Agreement shall be instituted exclusively in the state courts of Indiana located in Marion County or in the federal courts for the United States for the Southern District of Indiana and no other courts.  The parties consent to the personal jurisdiction of such courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in Marion County or in the federal courts for the United States for the Southern District of Indiana.
14. Award Not Transferable.  The Performance Units and any rights and privileges conferred by the Performance Units may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent or distribution.  The terms of the Plan and this Award Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
15. Additional Conditions to Issuance of Shares.  If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state, federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.
16. Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal, regulatory or administrative reasons, and to require you to sign any additional Award Agreements or undertakings that may be necessary to accomplish the foregoing.

17. Insider-Trading/Market-Abuse Laws.  You acknowledge that you may be subject to insider-trading restrictions and/or market-abuse laws, which may affect your ability to acquire or sell Shares acquired under the Plan during such times as you are considered to have “inside information” regarding the Company.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy.  You are responsible for complying with any applicable restrictions and are encouraged to speak to your personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws.

18. Severability.  In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

19. Modifications to this Award Agreement.  Amendments or modifications to this Award Agreement that adversely affect your rights under this Award Agreement in any material way may only be made with your express written consent.   Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary, in its reasonable discretion and without your consent (provided there is no loss of economic value), to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to the Performance Units, or to comply with other applicable laws.

20. Inconsistencies.  In the event of any inconsistency between any provision of this Award Agreement and any provision of the Employee’s Agreement(s), the provisions of the Employee’s Agreement(s) shall control unless you otherwise expressly agree in a writing signed by you.

21. Waiver.  You and the Company acknowledge that a waiver of any breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement or of any subsequent breach of this Award Agreement.  No waiver of any provision of this Award Agreement shall be effective unless such a waiver is expressly agreed upon in a writing that is signed by the party against whom it is sought to be enforced.

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Employee Signature

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Date

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Company Signature

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Date

EXHIBIT A –  July 2020 Stock Grant

Stock Grant of Shares.  Effective as of  [Insert date], the Company grants to Employee [Insert number of shares] restricted Shares of  its Class B common stock, subject to the terms and conditions of the Plan, this Award Agreement, the Employee’s Agreement and this Exhibit A.

Time-Based Vesting Criteria.  The restricted Class B shares of common stock issued pursuant to the Stock Grant shall vest as of July 1, 2023.   Upon vesting, the Employee shall be eligible to receive all dividends earned on the shares during the applicable Vesting Period.